Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Bassett Furniture Industries, Incorporated
Bassett, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bassett Furniture Industries, Incorporated and its subsidiaries of our report dated January 18, 2011, relating to the consolidated balance sheets of International Home Furnishings Center, Inc. and its subsidiaries as of October 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended October 31, 2010, which report is included in the annual report on Form 10-K of Bassett Furniture Industries, Incorporated and its subsidiaries for the fiscal year ended November 27, 2010.

/s/ Dixon Hughes Goodman LLP
(formerly Dixon Hughes PLLC)

High Point, North Carolina
July 12, 2011